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                                                             Exhibit 12

           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                   1998          1997
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $ 73,808      $ 66,214
  Interest expense (including $12,447
    for 1997 to fund assets held for
    sale)                                         119,304       122,309
  Implicit interest in rents                        2,918         3,498

Total earnings                                   $196,030      $192,021

Fixed charges:

  Interest expense (including $12,447
    for 1997 to fund assets held for
    sale)                                        $119,304      $122,309
  Implicit interest in rents                        2,918         3,498

Total fixed charges                              $122,222      $125,807


Ratio of earnings to fixed charges                   1.60          1.53

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